EXHIBIT 99

SOUTHERN COMMUNITY BANCSHARES, INC.
ANNOUNCES STOCK DIVIDEND, OPENING OF NEW OFFICES, AND MID-YEAR RESULTS

FAYETTEVILLE, GA., August 17, 2004 – Gary McGaha, President and Chief Executive Officer, announced today that the Board of Directors of Southern Community Bancshares, Inc. has declared a 33-1/3% (4 for 3) stock dividend, with fractional shares paid in cash, payable on September 15, 2004 to shareholders of record on September 1, 2004.

Southern Community Bancshares, Inc. is the parent company for Southern Community Bank, a $244 million institution serving the south metro area of Atlanta. The Company currently has 1.9 million shares outstanding that are traded over-the-counter (OTCBB) under the symbol SNCB.

Mr. McGaha also announced that the Bank’s two in-store offices have opened in the Lovejoy Kroger at 10375 Tara Boulevard in Clayton County and in the Thomas Crossroads Kroger at 3150 East Highway 34 in Coweta County, along with the Bank’s new 3500 square foot office at 4970 Bill Gardner Parkway in Locust Grove. These openings give the Bank five (5) offices located in Fayette, Henry, Coweta, and Clayton Counties. The sixth office, a 3600 square foot facility, will open in Newnan toward the end of 2004.

Reports of mid-year results for the Company show net interest income for the six months ended June 30, 2004, of $4,251,966 compared to $2,638,600 for the same period last year, an increase of 61%. Net income for the second quarter was $393,674 or $.20 per share compared to $345,928, or $.18 per share for the same period last year. Total assets at June 30, 2004 were $233.5 million compared to $159.4 million last year, up $74 million. Net loans at June 30, 2004 were $160 million, up $58 million, and deposits were $182 million, up $45 million over the same period last year. Net income for the six months ended June 30, 2004 was $976,682, or $.50 per share. This compares to $661,049, or $.34 per share for the same period last year.

“The competition and the challenges are as keen and varied as I have ever seen them for banking, but with our focus on Service, we continue to be excited and optimistic about our prospects for the future.” said McGaha. “With this dividend we want to again thank our shareholders for the opportunity they have given us to succeed with this company,” he said.